SEC 1472 (02-02)
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                             UNITED STATES
                   SECURITIES AND EXCHANGE COMMISSION
                          Washington, DC 20549



                                 FORM 3

              INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF
                              SECURITIES





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                              UNITED STATES
                                                      --------------------------
                              SECURITIES AND           OMB APPROVAL
                                 EXCHANGE
                                COMMISSION             OMB Number:
                                                       3235-0104
------------------------
        FORM 3             INITIAL STATEMENT OF        Expires: January 31, 2005
                                BENEFICIAL
------------------------
                                OWNERSHIP              Estimated average burden
                               OF SECURITIES           hours per response .0.5
                                                      --------------------------

                        Filed pursuant to Section
                         16(a) of the Securities
                          Exchange Act of 1934,
                          Section 17(a) of the
                         Public Utility Holding
                         Company Act of 1935 or
                          Section 30(f) of the
                         Investment Company Act
                                  of 1940


1.   Name and Address of Reporting Person*

     Dadson, Stephen, Eardley
     ___________________________________________________________________________
     (Last)          (First)          (Middle)

     3263 West 48th Avenue
     ___________________________________________________________________________
     (Street)

     Vancouver, B.C., Canada
     ___________________________________________________________________________
     (City)          (State)          (Zip)


2.   Date of Event Requiring Statement (Month/Day/Year)

     October 1, 2001

3.   I.R.S. Identification Number of Reporting Person, if an entity (voluntary)


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4.   Issuer Name and Ticker or Trading Symbol

     Teda Technologies International Inc.

5.   Relationship of Reporting Person(s) to Issuer
     (Check all applicable)

     X   Director                          10% Owner
         Officer (give title below)        Other (specify below)

     __________________________


6.   If Amendment, Date of Original (Month/Day/Year)



7.   Individual or Joint/Group Filing (Check Applicable Line)

     X   Form filed by One Reporting Person

         Form filed by More than One Reporting Person


          Table I - Non-Derivative Securities Beneficially Owned
          ------------------------------------------------------


1.   Title of Security
     (Instr. 4)

     Common Stock

2.   Amount of Securities Beneficially Owned
     (Instr. 4)

     1,000,000

3.   Ownership Form: Direct (D) or Indirect (I)
     (Instr. 5)

     I

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4.   Nature of Indirect Beneficial Ownership
     (Instr. 5)

     in the name of spouse, Karen Dadson


            Table II - Derivative Securities Beneficially Owned
            ---------------------------------------------------
       (e.g., puts, calls, warrants, options, convertible securities)
       --------------------------------------------------------------


1.   Title of Derivative Security
     (Instr. 4)



2.   Date Exercisable and Expiration Date (Month/Day/Year)

     Date Exercisable        Expiration Date
     ----------------        ---------------



3.   Title and Amount of Securities Underlying Derivative Security
     (Instr. 4)

     Title        Amount or Number of Shares
     -----        --------------------------



4.   Conversion or Exercise Price of Derivative Security




5.   Ownership Form of Derivative Securities Direct (D) or Indirect (I)
     (Instr. 5)



6.   Nature of Indirect Beneficial Ownership
     (Instr. 5)





Explanation of Responses:


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By: /s/ Stephen Dadson                   March 15, 2002
______________________________________   _____________________________
   **Signature of Reporting Person               Date


Reminder:   Report on a separate line for each class of securities
            beneficially owned directly or indirectly.
        *   If the form is filed by more than one reporting person, see
            Instruction 5(b)(v).
       **   Intentional misstatements or omissions of facts constitute
            Federal Criminal Violations
            See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, on of which must be manually signed. If space is insufficient, see Instruction 6 for procedure









http://www.sec.gov/divisions/corpfin/forms/3.htm
Last update: 02/11/2002


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